Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-76738, 333-108752, 333-111287, 333-116696, 333-118187, 333-123619, 333-131332, 333-134084, 333-140119, 333-160123 and 333-160126; Form S-8 Nos. 333-58168, 333-100077, 333-120061, 333-136126, 333-142938, 333-150769, 333-156035, 333-161559 and 333-166906) of Inovio Pharmaceuticals, Inc. and in the related Prospectuses, of our reports dated March 16, 2011, with respect to the consolidated financial statements of Inovio Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Inovio Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

San Diego, California

March 16, 2011